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EXHIBIT 10.78

                              CASH BONUS AGREEMENT


         THIS CASH BONUS AGREEMENT ("Agreement") is entered into this 13th day of February, 1996, by and between COLLAGEN CORPORATION, a Delaware corporation ("Company") and HOWARD PALEFSKY ("Executive").

         WHEREAS, the board of directors has determined that it is in the Company's best interests to enter into this Agreement for the purpose of retaining Executive as a valued employee of the Company and providing an incentive for him to maximize his efforts on the Company's behalf;

         NOW, THEREFORE, the Company and Executive agree as follows:

         1. Payment of Cash Bonuses. Company agrees to pay Executive, on each of the first five anniversaries of the date of this Agreement, cash bonuses in the amounts of $325,000, $305,000, $285,000, $265,000, and $245,000, respectively, provided that Executive continues to serve as the chief executive officer and/or chairman of the board of directors of the Company as of the applicable date.

         2. Forfeiture of Future Cash Bonuses. If Executive terminates employment with the Company for any reason, whether voluntarily or involuntarily, prior to a bonus payment date specified in Section 1, then he shall not be entitled to receive any further cash bonuses under this Agreement but shall be entitled to retain such cash bonuses as have previously been paid to him.

         3. Tax Withholding. All payments under this Agreement shall be subject to and net of all applicable federal, state and local tax withholding requirements.

         4. Non-Transferability; Creditor Rights. Executive's right to receive cash bonuses under this Agreement may not be sold, pledged assigned hypothecated, transferred, or disposed of in any manner. Executive shall have no greater rights pursuant to this Agreement than that of a general unsecured creditor of the Company. Company shall have no obligation to set aside any property to fund its obligations hereunder and Executive shall have no rights in any particular property of the Company as a result of the award hereunder.

                                                    COMPANY

                                                    /s/ William G. Davis
                                                    --------------------
                                                    For the H.R. Committee
                                                    By:
                                                    Its:

                                                    EXECUTIVE

                                                    /s/Howard D. Palefsky
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